UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 4, 2012

LIN TV Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31311	05-0501252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

LIN Television Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25206	13-3581627
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One West Exchange Street, Suite 5A, Providence, Rhode Island 02903

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (401) 454-2880

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On October 4, 2012, LIN TV Corp. (“LIN TV”) issued a press release entitled “LIN TV Announces $290 Million Senior Notes Offering by LIN Television Corporation.”  A copy of this press release has been furnished with this Current Report on Form 8-K as Exhibit 99.1.  LIN TV Corp. is furnishing the other information in this Form 8-K together with such press release.

The information in this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” under the Securities Exchange Act of 1934 (the “Exchange Act”) nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act except as expressly set forth by specific reference in such a filing.

Offering of Senior Notes

Unless otherwise indicated or the context otherwise requires, the terms “LIN Television,” the “Company,” “we,” “us” or “our” refer to LIN Television Corporation and its consolidated subsidiaries and include after giving effect to the acquisition (the “Acquisition”), the assets of 13 network-affiliates (the “Acquired Stations”) from NVT Networks, LLC, NVT License Company, LLC and their respective subsidiaries (collectively, “New Vision Television” or “NVT”), but other than as specifically referred to or as described and reflected in certain consolidated financial data included in this Form 8-K, not giving effect to our agreement to provide certain services to five separately owned network-affiliates (together with the Acquired Stations, the “Acquired or Serviced Stations”) currently serviced by NVT pursuant to sharing arrangements with Vaughan Acquisition LLC (“Vaughan”), a third-party licensee, upon the closing of the Acquisition (the “Vaughan Transaction”), and, unless the context indicates otherwise, do not refer to our parent company, LIN TV.

On October 4, 2012, LIN Television intends to commence a private offering to eligible purchasers, subject to market conditions and other factors, of $290 million principal amount Senior Notes due 2021 (the “notes”).  The net proceeds from the sale of the notes and cash on hand and/or revolving borrowings under our senior secured credit facility will be used to finance the Acquisition and to pay related fees and expenses.

Market and industry data and forecasts used in this Form 8-K are estimates and have been obtained from a combination of our own internal company surveys, independent industry publications and reports by professional organizations, including Nielsen Media Research, Inc. (“Nielsen”), comScore, Inc. (“comScore”) and SNL Kagan, a division of SNL Financial LC (“SNL Kagan”). Although we believe these third-party sources and the related estimates to be reliable, we have not independently verified the data obtained from these sources and these sources have neither reviewed nor approved the data included in this Form 8-K. Accordingly, we cannot assure you of the accuracy or completeness of the data.

The notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except with an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This Current Report does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Set forth below is certain information regarding the Acquisition and other related transactions disclosed in connection with the offering:

On May 4, 2012, we entered into a definitive agreement, as amended (the “Purchase Agreement”) to acquire certain broadcast and other related assets for 13 network-affiliates (including 10 that are affiliated with ABC, CBS, FOX or NBC (the “Big 4”)) owned by NVT in eight U.S. markets for $334.9 million, subject to post-closing adjustments, and the assumption of approximately $12.2 million of finance lease obligations. Pursuant to the terms of the acquisition agreement, we made a $33.5 million deposit into an escrow account using cash on hand, funded in part by $29.5 million of proceeds from the recent sales of WUPW-TV (our standalone FOX affiliate in Toledo, OH) and WWHO-TV (our standalone CW affiliate in Columbus, OH). This deposit will be applied to the payment of the purchase price at closing. We intend to fund the remaining purchase price of $301.4 million due at closing with the net proceeds of the offering of the notes, together with cash on hand and/or from revolving borrowings under our senior secured credit facility.

We also agreed to provide certain services to five separately owned network-affiliates (the “Vaughan Acquired Stations”) which include three that are affiliated with ABC or FOX. The Vaughan Acquired Stations are currently owned by PBC Broadcasting, LLC (“PBC”) and operated by PBC with certain services from NVT. The Acquisition and the Vaughan Transaction are conditioned upon the consummation of the other. Under the services arrangements with Vaughan, we will provide sales, administrative and technical services, supporting the business and operation of the Vaughan Acquired Stations in exchange for commissions and fees that will provide us the benefit of certain returns from the business of the Vaughan Acquired Stations. In addition, we may, at our option (subject to regulatory approval) purchase assets of Vaughan relating to the Vaughan Acquired Stations in accordance with the terms of the option agreements among us, Vaughan and the licensees of the applicable Vaughan Acquired Stations. We expect that Vaughan will be considered a variable interest entity (a “VIE”), of which we are the primary beneficiary, and that we will consolidate the assets, liabilities, and results of operations of Vaughan and its consolidated subsidiaries.

The foregoing transactions described above are collectively referred to herein as the “Transactions.”

Set forth below is certain information with respect to expected results of Transactions disclosed in connection with the offering:

Following the consummation of the Transactions:

•                  We will own, operate or service 50 network-affiliates in 23 U.S. markets;

•                  we will increase our market diversification, add six duopoly markets and add network-affiliates that are ranked #1 or #2 in five out of eight markets;

•                  we expect our added scale will allow us to maintain leverage in working with networks, pay-TV operators and other vendors;

•                  we will add only limited additional corporate overhead;

•                  on a pro forma basis, we would have generated $558.2 million in net revenues and $179.7 million in Adjusted EBITDA for the twelve months ended June 30, 2012; and

•                  on a pro forma basis, we expect our total leverage at year end to be about 3.5 times.

Set forth below is certain information with respect to our expected new portfolio of stations disclosed in connection with the offering:

The following table sets forth information about the Acquired or Serviced Stations that we will own, operate or service upon the completion of the Transactions:

Market	DMA Rank(1)	Station	Affiliation(s)	Status(2)	FCC license expiration

Portland, OR	22	KOIN-TV(3)	CBS		2/1/2015
Birmingham, AL	39	WIAT-TV	CBS		4/1/2013
Wichita, KS	67	KSNW-TV(3)	NBC		6/1/2014
		KSNG-TV-D2	TEL		6/1/2014
Honolulu, HI	71	KHON-TV(3)	FOX		2/1/2015
		KHON-TV-D2	CW		2/1/2015
Savannah, GA	92	WJCL-TV	ABC		4/1/2013
		WTGS-TV	FOX	SSA/JSA	12/1/2012
Youngstown, OH	110	WKBN-TV	CBS		10/1/2013
		WYFX-LD	FOX		10/1/2013
		WYTV-DT	ABC	SSA/JSA	10/1/2013
		WYTV-DT-D2	MNTV	SSA/JSA	10/1/2013
Topeka, KS	136	KSNT-TV(3)	NBC		6/1/2014
		KTMJ-CD	FOX		6/1/2014
		KTKA-TV	ABC	SSA/JSA	6/1/2014
		KTKA-TV-D2	CW	SSA/JSA	6/1/2014
Mason City, IA	153	KIMT-TV	CBS		2/1/2014
		KIMT-TV-D2	MNTV		2/1/2014

(1)          Designated Market Area (“DMA”) estimates and rankings are taken from Nielsen Local Universe Estimates for the 2011-2012 Broadcast Season, effective June 28, 2012.  There are 210 DMAs in the United States.

(2)          We own and operate all of our network-affiliates except for those noted (i) as “SSA” which indicates stations to which we provide technical, engineering, promotional, administrative and other operational support services under a shared services agreement and (ii) as “JSA” which indicates stations to which we provide advertising sales services under a joint sales agreement.

(3)          KOIN-TV and KSNT-TV each includes a group of low-power stations.  KHON-TV includes two satellite stations, KHAW-TV and KAII-TV.  KSNW-TV includes KSNC(TV), KSNG(TV) and KSNK(TV) as satellite stations and KSNL-LD as a translator. We own or will own, operate or service all of these satellite stations and low-power stations, which broadcast either identical programming as the primary station or programming specific to such channel.

Set forth below is certain information with respect to our corporate structure and joint venture disclosed in connection with the offering:

The following chart provides an overview of our corporate structure, including our investment in the NBCUniversal Media, LLC joint venture. All amounts shown are as of June 30, 2012, on a pro forma basis after giving effect to the Transactions.

Set forth below is certain information with respect to certain of our risk factors disclosed in connection with the offering:

We have a substantial amount of indebtedness, which could adversely affect our financial position and prevent us from fulfilling our obligations under the notes.

We currently have, and following the offering of the notes will continue to have, a substantial amount of indebtedness.  As of June 30, 2012, on a pro forma basis giving effect to the Transactions, we would have had total debt of approximately $922.9 million reflected on our consolidated balance sheet, consisting of $290 million of notes offered, $200 million outstanding of our 2018 Senior Notes (the “2018 Senior Notes”), $415.3 million of borrowings under our senior secured credit facility, $12.2 million of assumed finance lease obligations formerly of New Vision Television, and $5.4 million of other debt, and we would have had $40.4 million of revolving borrowing capacity remaining under our senior secured credit facility.  Subject to the limitations in our senior secured credit facility and the indentures governing our 2018 Senior Notes and the notes offered, we may also incur significant additional indebtedness in the future.  Our substantial indebtedness may:

•                  make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the notes and our other indebtedness;

•                  limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

•                  limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

•                  require us to use a substantial portion of our cash flow from operations to make debt service payments;

•                  limit our flexibility to plan for, or react to, changes in our business and industry;

•                  place us at a competitive disadvantage compared to our less leveraged competitors; and

•                  increase our vulnerability to the impact of adverse economic and industry conditions.

Further, our borrowings under our senior secured credit facility are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk.  If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

Despite our current level of indebtedness, we may still be able to incur substantial additional indebtedness in the future, which could increase the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future.  The terms of our senior secured credit facility and the indenture governing our 2018 Senior Notes limit, and the terms of the indenture will limit, but not prohibit, us or our subsidiaries from incurring additional indebtedness.  If any such additional indebtedness is secured by our assets or the assets of the guarantors, the indebtedness evidenced by the notes would be effectively subordinated to such secured indebtedness.  See “The notes and the guarantees will be unsecured and effectively subordinated to our and the guarantors’ existing and future secured indebtedness” below.  If we incur any additional indebtedness that ranks equally with the notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us.  This may have the effect of reducing the amount of proceeds paid to holders of the notes in the event we are subject to any insolvency, bankruptcy or similar event.  If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could increase.

Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes.

Upon the occurrence of a change of control, holders of the notes and the 2018 Senior Notes will have the right to require us to purchase all or any part of the notes and the 2018 Senior Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase.  While we expect refinancing of existing indebtedness would be negotiated as part of a change of control transaction, we may not have sufficient financial resources available to satisfy all of our obligations under the notes and the 2018 Senior Notes in the event of a change in control.  Further, we will be contractually restricted under the terms of our senior secured credit facility from repurchasing all of the notes tendered upon a change of control.  Accordingly, we may be unable to satisfy our obligations to purchase the notes and the 2018 Senior Notes unless we are able to refinance or obtain waivers under our senior secured credit facility.  Our failure to purchase the notes and the 2018 Senior Notes as required under the indenture would result in an event of default under the indenture, the indenture governing our 2018 Senior Notes and under our senior secured credit facility, each of which could have material adverse consequences for us and the holders of the notes.  In addition, our senior secured credit facility provides that a change of control is an event of default that permits lenders to accelerate the maturity of borrowings under the facility, and any such acceleration may result in an event of default under the indenture.

Set forth below is certain information with respect to our summary historical financial data and our unaudited summary pro forma combined condensed financial data for the twelve-month period ended June 30, 2012, disclosed in connection with the offering:

Set forth below are summary consolidated non-GAAP financial data of LIN Television for each of the three years in the period ended December 31, 2011 and the six-month periods ended June 30, 2011 and June 30, 2012 and our unaudited summary pro forma condensed combined financial data for the twelve-month period ended June 30, 2012.

The summary financial data as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 are derived from audited consolidated financial statements included in the 2011 Annual Report on Form 10-K (the “2011 Form 10-K”) with adjustments as described below. The summary financial data as of and for the six months ended June 30, 2012, and the summary financial data for the six months ended June 30, 2011 is derived from unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012.

The unaudited summary pro forma financial data for the twelve-month period ended June 30, 2012 have been derived by adding the historical LIN Television statement of operations data for the twelve months ended June 30, 2012 to the historical NVT statement of operations data for the twelve months ended June 30, 2012, reclassifying the NVT statement of operations data to conform to LIN Television’s presentation, and applying pro forma adjustments to the combined statement of operations, as if the Transactions had occurred on January 1, 2011.

The summary pro forma financial data do not purport to represent what our results of operations, balance sheet data or financial information would have been if the Transactions had occurred as of the dates indicated, or what such results will be for any future periods.  The unaudited pro forma condensed combined financial data are based on certain assumptions, which are described in the accompanying notes and which management believes are reasonable.

	Year Ended December 31,			Six Months Ended June 30,		Pro Forma Combined
	2009	2010	2011	2011	2012	June 30, 2012
	($ in thousands)
Other Financial Data:
Cash Payments For Programming	23,081	25,066	24,622	12,551	11,296	29,682
Broadcast cash flow(2)	102,987	163,141	142,515	65,166	84,838	200,092
Adjusted EBITDA(2)	86,440	142,822	122,859	55,083	74,417	179,671
Ratio of Net Debt to Adjusted EBITDA(1)(2)	7.8x	4.3x	4.8x			5.1x
Ratio of earnings to fixed charges(3)	1.46x	2.08x	1.43x	1.40x	2.67x

(1)   Net Debt is equal to total debt less unrestricted cash and cash equivalents. Our senior secured credit facility permits cash and cash equivalents up to $35 million to be offset against total debt. In addition, solely for the purpose of determining Net Debt as of December 31, 2011, our senior secured credit facility also permitted restricted cash to be offset against total debt.

(2)   Broadcast cash flow and Adjusted EBITDA are non-GAAP financial measures and should not be viewed as alternatives or substitutes for GAAP financial reporting. However, Broadcast cash flow and Adjusted EBITDA are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts in our industry, and we believe these measures provide useful information about our ability to service our debt and in evaluating our operating performance. Further, Adjusted EBITDA is one of the primary financial metrics used by us and lenders under our senior secured credit facility to determine compliance with our financial covenants. We use Adjusted EBITDA, among other things, in evaluating the operating performance of our stations and to value stations targeted for acquisition. A reconciliation of net income to Broadcast cash flow and Adjusted EBITDA follows.

	Year Ended December 31,			Six Months Ended June 30,		Pro Forma Combined Twelve Months Ended June 30,
($ in thousands)	2009	2010	2011	2011	2012	2012
Reconciliation of Net Income to Broadcast Cash Flow and Adjusted EBITDA:
Net income	$9,113	$36,498	$48,781	$2,657	$30,943
Less: (Loss) gain from discontinued operations	(591)	317	(920)	144	10,371
Income from continuing operations	$9,704	$36,181	$49,701	$2,513	$20,572	$56,859
Add: Interest expense	44,286	51,525	50,706	25,649	19,636	68,295
Additional other (income) expenses, net	(45,573)	4,088	4,742	154	2,340	9,873
(Provision for) benefit from income taxes	(13,877)	(20,045)	16,045	(10,571)	(12,907)	20,976
Operating income	$22,294	$111,839	$89,104	$38,887	$55,455	$114,051
Add:
Amortization of program rights	23,751	22,719	21,406	10,675	10,600	27,779
Depreciation	28,639	27,013	26,246	12,623	13,410	43,017
Amortization of intangible assets	633	1,549	1,199	548	955	6,433
Impairment of intangible assets	39,487	—	—	—	—	—
Restructuring charge	498	3,136	707	—	—	856
Stock-based compensation expense included in direct operating and selling, general and administrative expense	894	1,239	1,522	804	746	1,464
Corporate expense	18,066	23,943	26,481	13,822	14,965	34,383
Gain from asset dispositions	(5,828)	(3,231)	472	358	3	1,151
Other non operating items	—	—	—	—	—	640
Less:
Cash payments for programming	25,447 (a)	25,066	24,622	12,551	11,296	29,682
Broadcast cash flow	$102,987	$163,141	$142,515	$65,166	$84,838	$200,092
Add:
Corporate stock-based compensation expense	1,519	3,624	4,654	2,577	2,992	5,069
Acquisition related expenses			2,171	1,162	1,552	1,556
Less:
Corporate expense	18,066	23,943	26,481	13,822	14,965	34,383
Adjusted EBITDA	$86,440	$142,822	$122,859	$55,083	$74,417	$172,334
Year one expense synergies(b)						7,337
Pro forma adjusted EBITDA						$179,671

(a)   Actual cash payments for programming during 2009 were $23.1 million. The amount shown in the table for 2009 reflects program payment amounts due pursuant to contractual terms, and is included in our calculation of Adjusted EBITDA to remain consistent with the calculation of Adjusted EBITDA for purposes of the financial covenants in our senior secured credit facility.

(b)   For purposes of determining pro forma Adjusted EBITDA, our senior secured credit facility permits the inclusion of cost savings expected to be realized on a run-rate basis in connection with the acquisition of broadcasting assets. Year one expense synergies primarily reflect estimated cost savings associated with the elimination of NVT corporate overhead, and the effects of leveraging the capabilities of our existing shared administrative and technical service centers.

(3)   The ratio of earnings to fixed charges has been computed on a consolidated basis. “Earnings” consists of pretax income from continuing operations before adjustment for non-controlling interests and equity in net income (loss) from affiliates, plus fixed charges. Fixed charges consist of interest expense, including amortization of discount, premium and capitalized expenses related to indebtedness, and a portion of rental expense representing a reasonable approximation of the interest factor. For the years ended December 31, 2009 and December 31, 2011, fixed charges included $6.0 million and $4.7 million, respectively pursuant to shortfall funding agreements with NBCUniversal, as described further in Note 14 to the consolidated financial statements included in the 2009 Annual Report on Form 10-K, and Note 15 to the consolidated financial statements included in the 2011 Form 10-K. Additionally, because of the probable obligations under these shortfall funding agreements, our share of losses in Station Venture Holdings, LLC has been included in the earnings calculation.

Set forth below is certain information with respect to our pro forma financial data and historical New Vision Television financial data disclosed in connection with the offering:

Unaudited pro forma condensed combined financial data

The unaudited pro forma condensed combined statements of operations and other financial data give effect to the Transactions in the manner described under this “Unaudited pro forma condensed combined financial data” and the notes thereto as if they had occurred on January 1, 2011.  The unaudited pro forma condensed combined balance sheet data gives effect to the Transactions as if they had occurred on June 30, 2012.  The unaudited pro forma condensed combined financial data for the twelve-month period ended June 30, 2012 have been derived by (i) adding the historical LIN Television statement of operations data for the year ended December 31, 2011, and the historical LIN Television unaudited statement of operations data for the six months ended June 30, 2012, to the historical NVT statement of operations data for the year ended December 31, 2011, and the historical NVT unaudited statement of operations data for the six months ended June 30, 2012 (and reclassifying the NVT statement of operations data to conform to LIN Television’s presentation of its statement of operations), (ii) subtracting the historical LIN Television unaudited statement of operations data for the six months ended June 30, 2011, and the historical NVT unaudited statement of operations data for the six months ended June 30, 2011 (and reclassifying the NVT statement of operations data to conform to LIN Television’s presentation of its statement of operations), and (iii) applying pro forma adjustments to the condensed combined statement of operations data to give effect to the Transactions as if they had occurred on January 1, 2011.

The unaudited pro forma condensed combined financial data do not purport to represent what our results of operations, balance sheet data or financial information would have been if the Transactions and such acquisitions had occurred as of the dates indicated, or what such results will be for any future periods.  The unaudited pro forma condensed combined financial data are based on certain assumptions, which are described in the accompanying notes and which management believes are reasonable.

Unaudited pro forma condensed combined balance sheet as of June 30, 2012

	Historical		Pro forma adjustments
($ in thousands)	LIN Television	New Vision Television, LLC and Subsidiaries	Reclassification adjustments		Acquisition of assets of New Vision Television		Total financing arrangements		Pro forma combined
ASSETS
Current assets:
Cash and cash equivalents	$9,038	$11,237	$—		$(319,100	)(b),(c)	$307,863	(g)	$9,038
Accounts receivable, less allowance for doubtful accounts	94,685	25,516	—		(25,516	)(c)	—		94,685
Deferred income tax assets	6,435	—	—				—		6,435
Current portion of program broadcast rights	—	1,464	(1,464	)(a)	—		—		—
Other current assets	7,408	2,540	1,464	(a)	(2,540	)(c)	—		8,872
Total current assets	117,566	40,757	—		(347,156)		307,863		119,030
Property and equipment, net	146,075	49,282	—		18,459	(d)	—		213,816
Deferred financing costs	10,700	—	3,002	(a)	(3,002	)(c)	7,354	(g)	18,054
Goodwill	122,312	—	—		90,264	(d)	—		212,576
Broadcast licenses and other intangible assets, net	399,011	44,552	—		150,497	(d)	—		594,060
Other assets	43,505	4,199	(3,002	)(a)	(34,247	)(c)	—		10,455
Total assets	$839,169	$138,790	$—		$(125,185)		$315,217		$1,167,991
LIABILITIES AND DEFICIT
Current liabilities:
Current portion of long-term debt and finance lease obligations	$5,989	$3,187	$193	(a)	(3,187	)(c)	$920	(g)	$7,102
Current portion of finance lease obligations		193	(193	)(a)					—
Accounts payable	9,415	3,095	—		(3,095	)(c)	—		9,415
Accrued expenses	39,915	—	7,071	(a)	(7,071	)(c),(e)	—		39,915
Accrued payroll and vacation	—	2,061	(2,061	)(a)	—		—		—
Accrued interest		156	(156	)(a)	—		—		—
Program obligations	9,514	1,976	—		—		—		11,490
Other liabilities	—	4,854	(4,854	)(a)	—		—		—
Total current liabilities	64,833	15,522	—		(13,353)		920		67,922
Long-term debt and capital lease obligations, excluding current portion	585,535	72,712	—		(60,731	)(c)	318,272	(g)	915,788
Deferred income taxes, net	187,803	—	—		(745	)(e)	(1,590	)(g)	185,468
Program obligations	1,781	—	694	(a)	—		—		2,475
Other liabilities	51,059	1,318	(694	)(a)	—		—		51,683
Total liabilities	891,011	89,552	—		(74,829)		317,602		1,223,336
Commitments and Contingencies
Redeemable non controlling interest	3,293	—	—		—		—		3,293
Stockholder’s deficit:
Common stock	—	—	—		—		—		—
Members’ equity	—	40,866			(40,866	)(f)			—
Investment in parent company’s stock, at cost	(17,098)	—	—		—		—		(17,098)
Additional paid-in capital	1,126,224	—	—		—		—		1,126,224
Accumulated (deficit) / retained earnings	(1,126,006)	8,372	—		(9,490	)(e),(f)	(2,385	)(g)	(1,129,509)
Accumulated other comprehensive loss	(38,255)	—	—		—		—		(38,255)
Total stockholder’s deficit	(55,135)	49,238	—		(50,356)		(2,385)		(58,638)
Total liabilities, redeemable noncontrolling interest and stockholder’s deficit	$839,169	$138,790	$—		$(125,185)		$315,217		$1,167,991

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011

	Historical		Reclassification Adjustments		Pro forma adjustments
($ in thousands)	LIN Television	New Vision Television, LLC and Subsidiaries	New Vision Television, LLC and Subsidiaries		Acquisition of assets of New Vision Television		Total financing arrangements		Pro forma combined
Net revenues	$400,003	$114,532	$—		$(118	)(i)	$—		$514,417
Operating expenses:
Direct operating	130,618	51,828	(3,856	)(h)	—		—		178,590
Selling, general and administrative	103,770	36,407	(5,029	)(h)	—		—		135,148
Amortization of program rights	21,406	—	6,598	(h)	—		—		28,004
Corporate	26,481	—	8,168	(h)	—		—		34,649
Depreciation and amortization	26,246	16,107	(5,729	)(h)	4,519	(i)	—		41,143
Amortization of intangible assets	1,199	—	5,729	(h)	(277	)(i)	—		6,651
Restructuring	707	—	74	(h)	—		—		781
Syndicated programming barter expense	—	3,294	(3,294	)(h)	—		—		—
Trade expense	—	2,666	(2,666	)(h)	—		—		—
Acquisition expense	—	547	(547	)(h)	—		—		—
Loss from asset dispositions	472	—	552	(h)	—		—		1,024
Operating income (loss)	89,104	3,683	—		(4,360)		—		88,427
Other expense (income):
Interest expense, net	50,706	7,752	—		(6,812	)(j)	22,002	(l)	73,648
Share of loss in equity investments	4,957	—	—		—		—		4,957
Gain on derivative instruments	(1,960)	—	—		—		—		(1,960)
Loss on extinguishment of debt	1,694	2,690	—		—		—		4,384
Other expense, net	51	255	—		—		—		306
Total other expense (income), net	55,448	10,697	—		(6,812)		22,002		81,335

Income (loss) before (benefit from) provision for income taxes	33,656	(7,014)	—		2,452		(22,002)		7,092
(Benefit from) provision for income taxes	(16,045)	—	—		(1,825	)(k)	(8,801	)(k)	(26,671)
Income (loss) from continuing operations	$49,701	$(7,014)	$—		$4,277		$(13,201)		$33,763

Unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2012

	Historical		Reclassification Adjustments		Pro forma adjustments
($ in thousands)	LIN Television	New Vision Television, LLC and Subsidiaries	New Vision Television, LLC and Subsidiaries		Acquisition of assets of New Vision Television		Total financing arrangements		Pro forma combined
Net revenues	$224,216	$64,424	$—		$(59	)(i)	$—		$288,581
Operating expenses:
Direct operating	72,402	26,553	(1,060	)(h)	—		—		97,895
Selling, general and administrative	56,426	20,745	(6,048	)(h)	—		—		71,123
Amortization of program rights	10,600	—	3,169	(h)	—		—		13,769
Corporate	14,965	—	5,961	(h)	(3,938	)(m)	—		16,988
Depreciation and amortization	13,410	7,253	(1,176	)(h)	2,259	(i)	—		21,746
Amortization of intangible assets	955	—	1,176	(h)	925	(i)	—		3,056
Restructuring	—	—	87	(h)	—		—		87
Syndicated programming barter expense	—	1,616	(1,616	)(h)	—		—		—
Trade expense	—	1,034	(1,034	)(h)	—		—		—
Loss from asset dispositions	3	—	541	(h)	—		—		544
Operating income	55,455	7,223	—		695		—		63,373

Other expense (income):
Interest expense, net	19,636	3,261	—		(2,793	)(j)	11,665	(l)	31,769
Share of loss in equity investments	153	—	—		—		—		153
Loss on extinguishment of debt	2,099	—	—		—		—		2,099
Other expense, net	88	—	—		—		—		88
Total other expense (income), net	21,976	3,261	—		(2,793)		11,665		34,109
Income (loss) before (benefit from) provision for income taxes	33,479	3,962	—		3,488		(11,665)		29,264
Provision for (benefit from) income taxes	12,907	—	—		2,980	(k)	(4,666	)(k)	11,221
Income (loss) from continuing operations	$20,572	$3,962	$—		$508		$(6,999)		$18,043

Unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2012

	Historical						Pro Forma
		New Vision					Combined for the
		Television,					last twelve months
		LLC and	Reclassification		Pro Forma		ended
($ in thousands)	LIN Television	Subsidiaries(h)	adjustments		adjustments		June 30, 2012
Net revenues	$433,537	$124,741	$—		$(118	)(i)	$558,160
Operating expenses:
Direct operating	140,950	52,732	(4,404	)(h)	—		189,278
Selling, general and administrative	108,497	40,289	(7,574	)(h)	—		141,212
Amortization of program rights	21,331	—	6,448	(h)	—		27,779
Corporate	27,624	—	10,697	(h)	(3,938	)(m)	34,383
Depreciation and amortization	27,033	15,399	(3,934	)(h)	4,519	(m)	43,017
Amortization of intangible assets	1,606	—	3,934	(h)	893	(i)	6,433
Restructuring	707	—	149	(h)	—		856
Syndicated programming barter expense	—	3,287	(3,287	)(h)	—		—
Trade expense	—	2,516	(2,516	)(h)	—		—
Acquisition expense	—	547	(547	)(h)	—		—
Loss from asset dispositions	117	—	1,034	(h)	—		1,151
Operating income (loss)	105,672	9,971	—		(1,592)		114,051

Other expense (income):
Interest expense, net	44,693	6,668	—		16,934	(l)	68,295
Share of loss in equity investments	3,943	—	—		—		3,943
Gain on derivative instruments	(757)	—	—		—		(757)
Loss on extinguishment of debt	3,601	2,690	—		—		6,291
Other expense, net	141	255	—		—		396
Total other expense (income), net	51,621	9,613	—		16,934		78,168

Income (loss) before (benefit from) provision for income taxes	54,051	358	—		(18,526)		35,883
(Benefit from) provision for income taxes	(13,709)	—	—		(7,267	)(k)	(20,976)
Income (loss) from continuing operations	$67,760	$358	$—		$(11,259)		$56,859

Notes to unaudited pro forma condensed combined financial statements

Note 1—Basis of pro forma presentation

The unaudited pro forma condensed combined financial statements and explanatory notes give effect to the acquisition of the assets of 13 network-affiliates of NVT by us, the acquisition of the assets of five network-affiliates of NVT by Vaughan, the agreements for us to provide certain services to those five separately owned network-affiliates currently serviced by NVT pursuant to shared services agreements with Vaughan, and the related acquisition financing of such acquisitions.  As a result of the shared services agreements with Vaughan and our guarantee of the Vaughan acquisition financing, in the pro forma condensed combined financial statements, Vaughan is treated as a VIE of which we are the primary beneficiary, and the pro forma condensed combined financial statements reflect the consolidation of Vaughan’s assets, liabilities, and results of operations into LIN Television.  The unaudited pro forma condensed combined balance sheet is presented as if the Transactions had occurred as of June 30, 2012.  The unaudited pro forma condensed combined statement of operations is presented as if the Transactions had occurred on January 1, 2011.

The Acquisition and the Vaughan Transaction have been accounted for as business combinations.  Accordingly, the total purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values.  The excess purchase price over the amounts assigned to tangible and intangible assets acquired and liabilities assumed is recognized as goodwill.

The preparation of unaudited pro forma condensed combined financial statements requires management to make estimates and assumptions that affect the amounts reported in the unaudited pro forma combined consolidated financial statements and the notes thereto.  Estimates were applied herein to determine the applicable interest rate on the notes offered and the revolving borrowings under our senior secured credit facility, the valuation of goodwill, intangible assets and property, plant, and equipment, amortization of intangible assets, depreciation of tangible fixed assets, and the income tax effects of the pro forma adjustments.  The purchase price allocation as of the ultimate acquisition date and the resulting effect on income from operations will differ from the amounts included herein.

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of LIN Television and NVT after giving effect to the Transactions, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.  The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not indicative of either future results of operations or results that might have been achieved if the Acquisition was consummated as of January 1, 2011.  This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements and the historical consolidated financial statements and accompanying notes of LIN Television and NVT included or incorporated by reference herein.

Note 2—Purchase price allocation

The following table summarizes, as of June 30, 2012, the provisional allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed in the Acquisition, after giving effect to the Transactions (in thousands):

Current program rights assets	$1,464
Non-current program rights assets	450
Property and equipment	67,741
Broadcast licenses	162,074
Definite-lived intangible assets	32,975
Current portion of program obligations	(2,169)
Long-term liabilities	(1,318)
Long-term debt assumed	(11,981)
Fair value of identifiable net assets acquired	249,237
Goodwill	90,264
Total	$339,500

The amount allocated to definite-lived intangible assets represents the estimated fair values of favorable leases of $9.0 million, advertiser relationships of $8.7 million, retransmission consent agreements of $8.4 million, and other intangible assets of $6.9 million.  These intangible assets will be amortized over the estimated remaining useful lives of 40 years for favorable leases, 10 years for advertiser relationships, 5 years for retransmission consent agreements,  and a weighted average life of 6 years for other intangible assets.

The provisional purchase price allocation presented above is based upon all information available to us at the present time, and is based upon management’s preliminary estimates of the fair values using valuation techniques including income, cost and market approaches.  The purchase price allocation is provisional pending our final determination of the fair values of the assets and liabilities, which we expect will occur within twelve months following the acquisition.  Upon the completion of the final purchase price allocation, any reallocation of fair values to the assets acquired and liabilities assumed in the Transactions could have a material impact on our depreciation and amortization expenses and future results of operations.

Goodwill of $90.3 million primarily represents the benefits of synergies and economies of scale we expect to realize from the Acquisition.  All of the goodwill is deductible for tax purposes.

Note 3—Pro forma adjustments

The unaudited pro forma condensed combined financial statements reflecting the Transactions include adjustments attributed to the Acquisition, the Vaughan Transaction and the notes offered, the expected borrowings and use of amounts held in escrow to finance the Acquisition and Vaughan Transaction, which include $290.0 million gross proceeds of the notes offered, $24.6 million of assumed revolving borrowings under our senior secured credit facility, and a $4.6 million term loan borrowing by Vaughan.  The unaudited pro forma condensed combined financial statements reflect the purchase of certain assets and the assumption of certain liabilities of the Acquired Stations.  The Transactions include programming assets and obligations, Federal Communications Commission (“FCC”) broadcast licenses, and property, plant, and equipment.  The Transactions exclude cash and cash equivalents, working capital items such as accounts receivable, prepaid expenses, accounts payable and accrued liabilities, assets and obligations related to NVT’s corporate operations and overhead, and assets related to and obligations under NVT’s term loan facility.  Accordingly, the unaudited pro forma condensed combined financial statements include adjustments to reverse the assets and liabilities of NVT that are not being acquired by us or Vaughan pursuant to the Purchase Agreement and the documents governing the Vaughan Transaction.

The unaudited pro forma combined consolidated statements of operations do not include any costs that may result from acquisition and integration activities.  The unaudited pro forma condensed combined statements of operations do not include any adjustments to eliminate operating expenses associated with NVT’s corporate offices and related overhead, nor do they adjust for expected future incremental operating income as a result of synergies we expect to realize.

Adjustments to unaudited pro forma condensed combined balance sheet

The pro forma adjustments in the unaudited pro forma condensed combined balance sheet related to the Transactions and the related acquisition financing as of June 30, 2012 are as follows:

(a)     Reclassifications have been made to the historical presentation of the NVT balance sheet to conform to the presentation used in our condensed combined balance sheet and the unaudited pro forma condensed combined financial information.  The adjustments reclassify current portion of program broadcast rights, current portion of capital lease obligations, and accrued payroll and vacation to the line items in which they appear in the LIN Television balance sheet.

(b)    Reflects $339.5 million of cash that would have been paid had closing occurred on June 30, 2012, of which $33.5 million was paid from cash held in escrow.

(c)     Reflects the reversal of certain assets and liabilities of NVT not being purchased or assumed, pursuant to the terms of the Purchase Agreement, as described in further detail above.

(d)    Property, plant and equipment was adjusted by $18.5 million, and broadcast licenses and other intangible assets were adjusted by $150.5 million, to their estimated fair values as of the acquisition date, as reflected in the purchase price allocation in Note 2.  The excess of the aggregate purchase price over the estimated fair values of the assets acquired and liabilities assumed resulted in the recognition of $90.3 million of goodwill.

(e)     Reflects $1.9 million accrual for estimated expenses to be incurred directly attributable to the Acquisition, and the related charge to accumulated deficit, net of tax benefit of $(0.7) million.

(f)       Reflects the elimination of the members’ equity accounts of NVT, and a $1.1 million charge, net of tax, to accumulated deficit for accrued transaction fees and expenses.

(g)    Reflects the acquisition financing including $290.0 million of gross proceeds of the notes offered, $24.6 million of revolving borrowings under our senior secured credit facility, and a $4.6 million term loan borrowing by Vaughan, and the current portion of the Vaughan term loan.  The net proceeds from the acquisition financing are assumed to be approximately $281.4 million after deducting related fees and expenses.  The related fees and expenses include $11.3 million in fees to creditors and third parties, of which $7.3 million relates to the notes offered, and is recorded as deferred financing costs, $4.0 million relates to commitment fees for bridge financing, and is recorded as a charge to accumulated deficit net of tax benefit of $(1.6) million, and $0.1 million relates to debt issue costs of the Vaughan term loan borrowing.

Adjustments to unaudited pro forma condensed combined statements of operations

The pro forma adjustments in the unaudited pro forma condensed combined statement of operations related to the Transactions, including the related acquisition financing as of January 1, 2011 are as follows:

(h)    Reclassifications have been made to the historical presentation of the NVT statements of operations to conform to the presentation used in our condensed combined statement of operations and the unaudited pro forma condensed combined financial information.  The adjustments 1) reclassify corporate office expenses and acquisition related expenses from Selling, general, and administrative to the Corporate expense caption; 2) reclassify Amortization of program rights from Direct operating expenses to the Amortization of program rights caption; 3) reclassify Syndicated programming barter expense and Trade expense to Direct operating; and 4) reclassify restructuring charges from Selling, general and administrative to the Restructuring caption.

(i)        Reflects additional depreciation expense associated with the step up to fair value of property, plant and equipment, and an adjustment to amortization expense based on the estimated fair values of the identifiable intangible assets.  Also reflects a reduction in revenue associated with the step up to fair value of certain lease agreements in which NVT is the lessor.

(j)        Reflects the reversal of interest expense associated with the New Vision Television term loan facility.

(k)     We applied an effective federal tax rate of 35%, and a blended state tax rate of 5%, net of federal benefit, for the full year ended December 31, 2011 and six months ended June 30, 2012, to the historical results of NVT, and to the pro forma adjustments.

(l)        Reflects the additional interest expense, including the amortization of additional deferred financing costs, related to $290.0 million of gross proceeds of the notes offered, $24.6 million of assumed revolving borrowings under our senior secured credit facility, and a $4.6 million term loan borrowing by Vaughan.  Additional cash interest on the revolving credit facility and term loan is based on an assumed one-month LIBOR rate of 0.25% plus an applicable margin of 3.0%.  The effect of a one-eighth percent variance in the interest rates on the annual incremental interest expense is $0.4 million.

(m) Includes the reversal of certain acquisition-related costs reflected in the historical financial statements for the six month period ended June 30, 2012 that are directly attributable to the Acquisition.  The total of these costs related to the Acquisition for the six-month period ended June 30, 2012 was $3.9 million.

Selected historical financial data of New Vision Television, LLC and subsidiaries

Set forth below is selected consolidated financial data of New Vision Television for each of the years ended December 31, 2011 and for each of the six months ended June 30, 2011 and June 30, 2012.  The selected financial data as of and for the years ended December 31, 2010 and 2011 is derived from audited consolidated financial statements.  The selected financial data as of June 30, 2011 and 2012 and for the six months ended June 30, 2011 and 2012 is derived from unaudited consolidated financial statements.  In the opinion of management, the accompanying unaudited interim financial information contains all adjustments necessary to state fairly NVT’s financial position, results of operations and cash flows for the periods presented.  The historical results presented are not necessarily indicative of future results.

	Year ended December 31,		Six months ended June 30,
($ in thousands)	2010	2011	2011	2012
Consolidated Statement of Operations Data:
Net revenues	$121,365	$114,532	$54,215	$64,424

Operating expenses:
Direct operating (exclusive of depreciation and amortization shown separately below)	50,230	51,828	25,649	26,553
Selling, general and administrative	34,798	36,407	16,863	20,745
Depreciation and amortization expense	13,990	16,107	7,961	7,253
Other operating expenses	6,168	6,507	2,807	2,650

Operating income	16,179	3,683	935	7,223

Total other expense, net	(5,276)	(10,697)	(4,345)	(3,261)

Net income (loss)	$10,903	$(7,014)	$(3,410)	$3,962

Consolidated Statement of Cash Flows Data:
Net cash provided by operating activities	$24,023	$9,555	$3,853	$13,162
Net cash used in investing activities	(5,410)	(11,066)	(4,538)	(1,355)
Net cash (used in) provided by financing activities	(15,527)	1,757	(504)	(10,250)
Net increase (decrease) in cash and cash equivalents	$3,086	$246	$(1,189)	$1,557

	Year ended December 31,		Six months ended June 30,
($ in thousands)	2010	2011	2011	2012
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$9,434	$9,680	$8,245	$11,237
Broadcast licenses and other intangible assets, net	50,365	46,023	57,091	44,552
Total assets	149,140	146,602	140,530	138,790
Total debt	80,811	86,099	80,735	76,092
Members’ equity	52,290	45,276	49,160	49,238
Other Data:
Cash Payments for Programming	6,413	6,460	3,318	3,173
Broadcast cash flow(1)	38,242	29,179	12,472	21,227
Adjusted EBITDA(1)	30,274	21,558	9,040	17,517

(1)     Broadcast cash flow and Adjusted EBITDA are non-GAAP financial measures and should not be viewed as alternatives or substitutes for GAAP financial reporting.  However, Broadcast cash flow and Adjusted EBITDA are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts in our industry, and we believe these measures provide useful information about NVT’s operating performance.  We use Adjusted EBITDA, among other things, in evaluating the operating performance of our stations.  A reconciliation of operating income to Broadcast cash flow and Adjusted EBITDA follows.

		Year ended December 31,		Six months ended June 30,
($ in thousands)		2010	2011	2011	2012
Reconciliation of Net Income (Loss) to Broadcast Cash Flow and Adjusted EBITDA:
Net income (loss)		$10,903	$(7,014)	$(3,410)	$3,962
Add: Interest expense		2,845	7,752	4,345	3,261
Other expenses		2,431	2,945	—	—
Operating income		$16,179	$3,683	$935	$7,223
Add:	Amortization of program rights	6,438	6,598	3,319	3,169
	Depreciation	9,466	10,378	4,990	6,077
	Amortization of intangible assets	4,524	5,729	2,971	1,176
	Restructuring charge	—	—	12	90
	Corporate expense	7,968	7,621	3,432	3,710
	(Gain) loss on sale of other assets	(693)	552	59	541
	Acquisition related expenses and other non-operating items	773	1,078	72	2,414
Less:	Cash payments for programming	6,413	6,460	3,318	3,173
Broadcast cash flow		$38,242	$29,179	$12,472	$21,227
Less:	Corporate expense	7,968	7,621	3,432	3,710
Adjusted EBITDA		$30,274	$21,558	$9,040	$17,517

Set forth below is certain information with respect to the expected sources and uses of proceeds from the offering of the notes disclosed in connection with the offering:

We estimate that the net proceeds from the offering of the notes will be approximately $277.0 million, after deducting the initial purchasers’ discounts and our estimated expenses.  The net proceeds from the offering of the notes, together with cash on hand and/or revolving borrowings under our senior secured credit facility, will be used to consummate the Acquisition and to pay related fees and expenses.

The following table summarizes the estimated sources and uses of funds for the Transactions, other than the Vaughan Transaction, assuming such transactions were consummated as of June 30, 2012 (in millions):

Sources of funds		Uses of funds
Notes offered	$290.0	Payment of the purchase price for the Acquired Stations	$334.9
Revolving borrowings under existing senior secured credit facility(1)	24.4	Transaction fees and expenses(2)	13.0
Escrow amount on deposit	33.5
Total sources of funds	$347.9	Total uses of funds	$347.9

(1) The estimated amount of revolving borrowings differs from the amount shown under “Capitalization” and “Unaudited pro forma condensed combined financial data” by $0.2 million of estimated transaction fees associated with the Vaughan Transaction, which are not included in the amount shown in this Use of proceeds table. The amount of revolving borrowings, and the amount of cash on hand we use as a source of funds at closing will depend on our available cash on hand and working capital needs at that time.

(2) Debt issuance costs of $11.2 million and estimated acquisition related costs of $3.5 million, less $1.7 million which was incurred through June 30, 2012.

Set forth below is certain information with respect to our capitalization, including after giving effect to the Transactions, disclosed in connection with the offering:

The following table sets forth our consolidated capitalization as of June 30, 2012:

•                                          on an actual basis; and

•                                          on a pro forma basis after giving effect to the Transactions, as if they had occurred on that date.

	June 30, 2012
($ in thousands)	Actual	Pro forma(1)
Cash and cash equivalents(2)	$9,038	$9,038
Total debt:
Senior secured credit facility
Revolving credit loans(2)	$10,000	$34,592
Term loans(3)	380,724	380,724
Finance lease obligations of New Vision Television	—	12,174
2018 Senior Notes	200,000	200,000
% Senior notes due 2021 offered(4)	—	290,000
Other debt(5)	800	5,400
Total debt	591,524	922,890
Less current portion	5,989	7,102
Total long-term debt	$585,535	$915,788
Total stockholder’s (deficit)	(55,135)	(58,638)
Total capitalization	$536,389	$864,252

(1)          Reflects the issuance of $290.0 million aggregate principal amount of notes in the offering of the notes and the use of the estimated $277.0 million of net proceeds therefrom for the consummation of the Acquisition, as described under “Use of proceeds.” The estimate of $277.0 million of net proceeds takes into account the initial purchasers’ discounts and our estimated expenses.

(2)          Assumes borrowings of $24.6 million under our revolving credit facility and no use of cash on hand in connection with the Transactions. As of June 30, 2012, we had $10.0 million aggregate principal amount of borrowings outstanding under our revolving credit facility, with $65.0 million available for borrowing thereunder, and with no letters of credit outstanding. Based on our estimate of operating cash flows generated from June 30, 2012 through an assumed October 10, 2012 closing date, we expect to have at closing approximately $30.0 million of additional cash and revolving credit facility availability, in the aggregate, that is not reflected in this capitalization table.

(3)          Our term loans consist of $124.4 million due October 26, 2017 and $256.3 million of incremental term loans due December 21, 2018 (or January 15, 2018), as further described under “Description of other indebtedness.”

(4)         Assumes that the notes offered are offered at par.

(5)          Consists of our existing guarantee of a term loan of WBDT Television, LLC of $0.7 million, and our expected guarantee of a term loan of $4.6 million to be entered into by Vaughan in connection with the Vaughan Transaction (which is not included in “Use of proceeds”), as further described under “Description of other indebtedness,” and $0.1 million of other debt.

Set forth below is certain information regarding management’s discussion and analysis of financial condition and results of operations of New Vision Television disclosed in connection with the offering:

Results of operations

Set forth below are key components that contributed to New Vision Television’s operating results ($ in thousands):

	Year ended December 31,			Six months ended June 30,
($ in thousands)	2010	2011	% change	2011	2012	% change
Revenues
Local time sales	$75,161	$79,724	6%	$38,176	$40,851	7%
National time sales	26,873	29,308	9%	13,804	14,892	8%
Political time sales	18,770	2,013	(89)%	326	3,653	1,021%
Retransmission income	8,138	9,259	14%	4,493	8,339	86%
Syndicated programming barter income	3,276	3,294	1%	1,623	1,616	0%
Trade income	2,900	2,675	(8)%	1,299	1,244	(4)%
Other	3,430	3,525	3%	1,611	2,299	43%
Gross revenues	138,548	129,798	(6)%	61,332	72,894	19%
Agency commissions	(17,183)	(15,266)	(11)%	(7,117)	(8,470)	19%
Net revenues	$121,365	$114,532	(6)%	$54,215	$64,424	19%

Operating expenses
Direct operating expense (exclusive of depreciation and amortization shown separately below)	50,230	51,828	3%	25,649	26,553	4%
General, selling and administrative expense	34,798	36,407	5%	16,863	20,745	23%
Depreciation and amortization expense	13,990	16,107	15%	7,961	7,253	(9)%
Syndicated programming barter expense	3,276	3,294	1%	1,623	1,616	0%
Trade expense	2,892	2,666	(8)%	1,184	1,034	(13)%
Acquisition expense	—	547		—	—
Total operating expenses	105,186	110,849	5%	53,280	57,201	7%
Operating income	$16,179	$3,683	(77)%	$935	$7,223	673%

Period comparison

Results of operations for the year ended December 31, 2011 compared to the year ended December 31, 2010

Acquisition/Operation of KTKA

On February 3, 2011, PBC Broadcasting signed an agreement to acquire KTKA, the ABC and CW affiliate in Topeka, KS. Concurrent with the signing of the acquisition agreement, PBC also began managing the station, pursuant to local marketing agreements and shared services agreements. As a result, financial results from February through December 2011 include the results of KTKA. For the months of February through December, KTKA had gross revenues of $1.7 million, including $1.2 million of spot revenue and direct operating expenses of $1.6 million.

Revenues

Net revenues consist primarily of national, local and political advertising revenues, net of sales adjustments and agency commissions. Additional but less significant amounts are generated from Internet revenues, retransmission consent fees, barter revenues, network compensation, production revenues, tower rental income and station copyright royalties.

Net revenues decreased $6.8 million, or 6%, for the year ended December 31, 2011, compared with the year ended December 31, 2010. The decrease was primarily due to: a decrease in political revenue of $16.8 million; which was partially offset by (a) an increase in local time sales revenue of $4.6 million; (b) an increase in national advertising time sales of $2.4 million; (c) an increase in retransmission consent revenue of $1.1 million; and (d) a decrease in agency commissions of $1.9 million.

The increase in local and national advertising revenues during the year ended December 31, 2011 is primarily due to economic recovery relative to the prior year, which resulted in increased advertising spending in NVT’s markets, and the operations of KTKA, as noted above. In particular, advertising revenues in the automotive category, which represented 20% of NVT’s core advertising sales for the year ended December 31, 2011, increased by 11% to $22.2 million, compared to $19.9 million for the prior year, excluding the impact of the KTKA acquisition. The decrease in political revenues for the year ended December 31, 2011, compared to the prior year, is primarily the result of Presidential, Congressional, state and local elections which take place in even numbered years. The increase in retransmission consent fee revenues for the year ended December 31, 2011, compared with the year ended December 31, 2010, is a result of contractual rate increases in per subscriber fees and the incremental operations of KTKA.

Operating expenses

Operating expenses increased $5.7 million or 5% for the year ended December 31, 2011 compared with the year ended December 31, 2010, primarily due to the operations of KTKA, and increases in depreciation and amortization expense.

Other expense

Total other expense, net increased $5.4 million, or 103%, for the year ended December 31, 2011 compared with the year ended December 31, 2010, primarily as a result of a $4.9 million increase in net interest expense during 2011, compared to 2010, which was driven by the November 2010 exchange of Class A Units of equity, for debt in a new term loan facility, which resulted in new borrowings of $68.5 million. The increase in total other expense, net was also due in part to an increase of $0.7 million in loss on extinguishment of debt, associated with the redemption and refinancing of NVT’s, previous term loan credit facility.

Results of operations for the six months ended June 30, 2012 compared to the six months ended June 30, 2011

Revenues

Net revenues increased $10.2 million, or 19%, for the six months ended June 30, 2012 compared with the six months ended June 30, 2011. The increase was primarily due to: (a) an increase in retransmission consent revenue of $3.8 million; (b) an increase in political revenue of $3.3 million; (c) an increase in local time sales revenue of $2.7 million; (d) an increase in national advertising time sales of $1.1 million; and (e) an increase of $0.7 million in other revenue. These increases were partially offset by an increase in agency commissions of $1.4 million.

The increase in local and national advertising revenues for the six months ended June 30, 2012 compared with the six months ended June 30, 2011 is primarily due to economic recovery, which resulted in increased advertising spending in NVT’s markets. In particular, advertising revenues in the automotive category, which represented 20% of NVT’s core advertising sales for the six months ended June 30, 2012, increased by 17% to $11.7 million, compared to $10.1 million for the six month period ended June 30, 2011. The increase in political revenues during the six months ended June 30, 2012, compared to the six month period ended June 30, 2011, is primarily the result of presidential, congressional, state and local elections which take place in even numbered years. The increase in retransmission consent fee revenues for the six months ended June 30, 2012, versus the comparable period in 2011, is a result of contractual rate increases in per subscriber fees compared to the six month period ended June 30, 2011.

Operating expenses

Operating expenses increased $3.9 million, or 7%, for the six months ended June 30, 2012, compared to the six month period ended June 30, 2011 primarily due to increases in affiliate costs following the execution of new affiliation agreements at the end of 2011 and early 2012 and higher medical insurance costs and increases in variable direct costs attributable to the growth in revenue during the six months ended June 30, 2012 compared to the six month period ended June 30, 2011.

Other expense

Total other expense, net decreased $1.1 million, or 25%, for the six months ended June 30, 2012, compared to the six month period ended June 30, 2011, primarily due to lower interest rates following the refinancing of NVT’s debt in July 2011, which reduced NVT’s interest rate from 9.75% to 6.25%.

Summary of cash flows

The following presents summarized cash flow information:

	Year ended December 31,			Six months ended June 30,
($ in thousands)	2010	2011	2010 vs 2011	2011	2012	2011 vs 2012
Net cash provided by operating activities	$24,023	$9,555	$(14,468)	$3,853	$13,162	$9,309
Net cash used in investing activities	(5,410)	(11,066)	(5,656)	(4,538)	(1,355)	3,183
Net cash (used in) provided by financing activities	(15,527)	1,757	17,284	(504)	(10,250)	(9,746)
Increase (decrease) in cash	$3,086	$246	$(2,840)	$(1,189)	$1,557	$2,746

Summary of cash flows for the year ended December 31, 2011 compared to the year ended December 31, 2010

Net cash provided by operating activities decreased $14.5 million to $9.6 million for the year ended December 31, 2011 compared to the prior year. This increase was primarily attributable to a decrease in operating income of $12.5 million, and the use of $1.0 million of cash in the growth of working capital.

Net cash used in investing activities decreased $5.7 million to $11.1 million for the year ended December 31, 2011 compared to the prior year. The decrease is due to an increase in capital expenditures of $2.2 million, the acquisition of KTKA, which included a $1.5 million cash investment and a decrease in proceeds from the sale of KBNZ, NVT’s CBS affiliate in Bend, OR in 2010 of $1.9 million.

Net cash (used in) provided by financing activities increased $17.3 million to $1.8 million for the year ended December 31, 2011 compared to the prior year. The increase is primarily due to proceeds from the issuance of long-term debt which were greater than the debt repaid with the issuance of such debt.

Summary of cash flows for the six months ended June 30, 2012 compared to the six months ended June 30, 2011

Net cash provided by operating activities increased $9.3 million to $13.2 million for the six months ended June 30, 2012 compared to the six months ended June 30, 2011. This increase was primarily attributable to an increase in net revenues of $10.2 million, and proceeds of $2.0 million from a reduction in working capital, offset by increases in direct operating and selling, general and administrative expenses.

Net cash used in investing activities decreased $3.2 million to $1.4 million for the six months ended June 30, 2012 compared to the six months ended June 30, 2011. The decrease is due to a decrease in capital expenditures of $3.2 million.

Net cash used in financing activities increased $9.7 million to $10.3 million for the six months ended June 30, 2012 compared to the six months ended June 30, 2011. The increase is primarily due to an increase in principal payments on long-term debt.

Set forth below is certain updated information regarding our senior secured credit facility disclosed in connection with the offering:

The following table summarizes certain material terms of our senior secured credit facility ($ in thousands):

	Revolving facility(1)	Term loans	Incremental term loans
Final maturity date	October 26, 2016	October 26, 2017	December 21, 2018
Available balance at June 30, 2012	$75,000	$125,000 (2)	$258,700 (2)
Average rates as of June 30, 2012:
Interest rate	0.25%	0.25%	1.25%
Applicable margin	3.0%	3.0%	3.75%
Total	3.25%	3.25%	5.0%

(1)                                  As of June 30, 2012, there was $10.0 million outstanding under the revolving credit facility, and we would have been able to incur an additional $65.0 million thereunder.

(2)                                  The term loans and incremental term loans are presented gross of unamortized discounts of $0.6 million and $2.4 million, respectively.

Set forth below is certain information regarding NVT’s studio finance lease disclosed in connection with the offering:

On November 1, 2010, NVT completed the sale and leaseback of the land and building which housed the studio and offices of the Company’s Honolulu, HI operations for $12.0 million in cash, and entered into a 20-year lease for that land and building, with annual lease payments of between $1.0 million and $1.4 million per year. The transaction was accounted for as a financing, and no gain or loss was recorded on the transaction. The $12.0 million of cash proceeds were accounted for as a financing obligation. Pursuant to the terms of the Purchase Agreement, we will assume this liability upon closing of the Acquisition. As of June 30, 2012, the remaining principal balance on the lease was $11.9 million. We expect to impute interest on the obligation at an annual interest rate of approximately 7% to 8%. In addition, in connection with the Transactions, we will assume $0.3 million of other finance lease obligations of NVT.

Set forth below is certain information regarding our expected incurrence of indebtedness to fund the Vaughan Transaction disclosed in connection with the offering:

In connection with the Vaughan Transaction, Vaughan, which we expect to be considered a consolidated VIE, will enter into a five-year term loan with JPMorgan Chase Bank, N.A., as lender, in a principal amount of approximately $4.6 million to fund the purchase price for the assets of PBC to be acquired by Vaughan under the Vaughan Transaction. We expect to fully and unconditionally guarantee this loan.

Cautionary Note Regarding Forward-Looking Statements

This Current Report contains certain forward-looking statements with respect to our financial condition, results of operations and business. All of these forward-looking statements are based on estimates and assumptions made by our management, which, although we believe them to be reasonable, are inherently uncertain. Therefore, you should not place undue reliance upon such estimates or statements. We cannot assure you that any of such estimates or statements will be realized and actual results may differ materially from those contemplated by such forward-looking statements.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in Item 1A “Risk Factors,” of our Annual Report available on our website (http://www.linmedia.com), and the following:

•                  volatility and periodic changes in our advertising revenues;

•                  our guarantee of the General Electric Capital Corporation Note;

•                  economic conditions, including adverse changes in the national and local economies in which our stations operate and volatility and disruption of the capital and credit markets;

•                  effects of complying with accounting standards, including with respect to the treatment of our intangible assets;

•                  inability or unavailability of additional debt or equity capital;

•                  restrictions on our operations due to, and the effect of, our significant indebtedness;

•                  our ability to continue to comply with financial debt covenants dependent on cash flows;

•                  increased competition, including from newer forms of entertainment and entertainment media, changes in distribution methods or changes in the popularity or availability of programming;

•                  increased costs, including increased news and syndicated programming costs and increased capital expenditures as a result of acquisitions or necessary technological enhancements;

•                  effects of our control relationships, including the control that HM Capital Partners I LP and its affiliates have with respect to corporate transactions and activities we undertake;

•                  adverse state or federal legislation or regulation or adverse determinations by regulators, including adverse changes in, or interpretations of, the exceptions to the FCC duopoly rule and the allocation of broadcast spectrum;

•                  declines in the domestic advertising market;

•                  further consolidation of national and local advertisers;

•                  global or local events that could disrupt television broadcasting;

•                  risks associated with acquisitions including integration of acquired businesses;

•                  changes in television viewing patterns, ratings and commercial viewing measurement;

•                  changes in our television network affiliation agreements;

•                  changes in our retransmission consent agreements; and

•                  seasonality of the broadcast business due primarily to political advertising revenues in even years.

Many of these factors are beyond our control. Forward-looking statements contained herein speak only as of the date hereof. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIN TV Corp.

Date: October 4, 2012	By:	/s/ Nicholas N. Mohamed
	Name:	Nicholas N. Mohamed
	Title:	Vice President Controller

LIN Television Corporation

Date: October 4, 2012	By:	/s/ Nicholas N. Mohamed
	Name:	Nicholas N. Mohamed
	Title:	Vice President Controller

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated October 4, 2012